Exhibit 10.1

AGREEMENT

                        AGREEMENT (this “Agreement”), dated as of May 10, 2002, between Intersil Corporation, a Delaware corporation (the “Company”), and Gregory L. Williams (“Executive”)

Background

                        A.   Executive, who currently serves as the Company’s chief executive officer, is widely recognized for his semiconductor industry and general management expertise and his business acumen in respect of, among other things, corporate strategy, corporate positioning, and evaluating the merits of potential corporate acquisitions and investments in the semiconductor industry;

                        B.   The Company, Echo Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), and Elantec Semiconductor, Inc., a Delaware corporation (the “Target”) are parties to an Agreement and Plan of Merger, dated March 10, 2002 (the “Merger Agreement”) pursuant to which the Target will be merged with and into the Merger Sub (the “Merger”);

                        C.   Executive has determined that he desires, effective upon consummation of the Merger, to withdraw from the full-time, day-to-day duties as the chief executive officer of the Company;

                        D.   In connection with the Merger, the Board of Directors of the Company has determined that it is in the best interests of the Company to retain the valuable services of Executive, and, therefore, in recognition of Executive’s substantial and significant semiconductor industry and general management expertise and his many contributions to the success of the Company and the accumulation of shareholder wealth, the Board of Directors of the Company has determined to elect the Executive to the position of Executive Chairman of the Board of Directors of the Company; and

                        E.   In connection therewith, the Company and Executive, as parties to that certain employment agreement by and between Executive and the Company (f/k/a Intersil Holding Corporation), dated as of March 30, 2001 and as amended to date (the “2001 Agreement”), effective as of the Effective Time (as defined in the Merger Agreement) desire to terminate the 2001 Agreement and enter into a new agreement containing the terms and conditions set forth herein.

Terms

                        In consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

                        1.    Position .

                                     (a)     Duties and Responsibilities . Effective as of the Effective Time and during the Employment Term (as defined below), Executive shall serve as the Executive

Chairman of the Board of Directors of the Company. In such position, Executive shall diligently devote his business skills, acumen and best efforts to the Company. Executive’s duties shall include advising the Company’s Board of Directors and chief executive officer as to (i) corporate strategy and positioning, (ii) potential acquisitions and/or investments, and (iii) other reasonable duties. The Executive shall, if elected, serve on the Company’s Board of Directors. Notwithstanding the foregoing, and provided that such activities do not interfere with Executive’s obligations hereunder, Executive may (a) serve as a director, trustee, officer or volunteer for one or more charitable or non-profit entities and as a director of not more than three for profit business corporations so long as such entities are not, directly or indirectly, in competition with the Company, any subsidiary of the Company, or any entity directly or indirectly controlled by the Company or any such subsidiary (an “Affiliate”); and (b) acquire solely as an investment any securities so long as (i) he remains a passive investor in such entity and (ii) such entity is not, directly or indirectly, in competition with the Company or any Affiliate; provided , further , however , that the foregoing clause (ii) shall not prohibit Executive from acquiring as an investment up to five percent (5%) of any issuer’s outstanding publicly traded securities. Effective immediately after the Effective Time, Executive shall resign as the Chief Executive Officer and President of the Company.

                                     (b)     Location and Administrative Support . Executive’s principal executive office location shall be at the Company’s Scottsdale, Arizona facility and Executive shall also be provided appropriate executive office space, on an as needed basis, at the Company’s Irvine, California and Palm Bay, Florida facilities. Executive shall be provided with appropriate executive secretarial and administrative support, including without limitation, a personal assistant to assist Executive in the performance of his duties hereunder. Except for attendance at meetings of the Company’s Board of Directors, all travel related to the business of the Company shall be subject to Executive’s approval. The Company shall provide Executive with a moving allowance of up to $15,000 in order to move his personal residence to Scottsdale, Arizona.

                        2.    Term of Employment . Executive’s term of employment by the Company hereunder shall commence immediately after the Effective Time and shall continue until the second anniversary of the Effective Time (the “Employment Term”).

                        3.    Compensation . As compensation for the services contemplated hereby, Executive shall receive during the Employment Term a base salary equal to $550,000 per annum, to be paid semi-monthly in equal installments.

                        4.    Bonus . In addition to the compensation provided to Executive in Section 3 hereof, Executive shall receive, no later than August 15, 2002, a performance bonus for the six-month period ending June 30, 2002 as if Executive had remained as chief executive officer through June 30, 2002 based on criteria previously determined by the Board of Directors and taking into account Executive’s role in effecting the Merger (the “2002 Bonus”). Executive shall not otherwise be eligible or entitled to participate in any other bonus plans or arrangements maintained by the Company or any Affiliate.

                        5.    Employment Benefits . Executive shall be entitled to participate, during the Employment Term, in all medical benefit plans, hospitalization plans, group life insurance, long term disability or other employee welfare benefit plans (collectively, the “Group Insurance

Plans”) and any pension plans (including any supplemental employee retirement plans) and any plan for the reimbursement of legal, financial and medical expenses that may be provided by the Company or its subsidiaries to senior executive officers from time to time during the Employment Term.

                        6.    Expenses; Other Benefits .

                                     (a)     Reimbursements . The Company shall pay or reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including, but not limited to, reasonable expenses for traveling, meals and hotel accommodations, and business related entertainment upon submission by him of appropriate documentation thereof, all so prepared in compliance with such policies and procedures relating thereto as the Company may from time to time adopt.

                                     (b)     Medical Benefits . The Company shall provide Executive and the spouse to which he is married on the date hereof (the “Spouse”) with post-termination medical and dental benefits under the Company’s medical and dental plans or other plans or arrangements providing substantially equivalent benefits, and such benefits shall commence immediately after the expiration of the Employment Term or any other termination of this Agreement and shall continue for the life of Executive and Spouse (the “Medical Benefits”). Notwithstanding the foregoing, after a Change in Control (as defined in Section 16 hereof), the Company or its successor will have the option, in lieu of and in full satisfaction of its obligation to provide the Medical Benefits, to pay to Executive a one-time lump-sum payment equal to the estimated present value of the cost to Executive and Spouse of obtaining lifetime medical and dental benefits from and after the date of the Change in Control that are comparable to the Medical Benefits (the “Benefit Payment”). The Benefit Payment shall be determined by mutual agreement of Executive and the Company, or by nationally recognized experts retained and paid for by the Company who have expertise in such insurance and actuarial matters.

                                     (c)     Stock Options . On July 1, 2002 and July 1, 2003, the Company shall grant stock options to Executive taking into account in good faith the strategic importance of Executive to the Company and the level of business acumen and expertise Executive provides to the Company during the Employment Period. All such options granted hereunder shall be immediately fully vested. The term for exercise of such options shall be determined by the Compensation Committee of the Board of Directors of the Company at the time of grant.

                                     (d)     Legal Fees . The Company shall reimburse Executive for legal fees and out-of-pocket expenses incurred by Executive since March 1, 2002 in connection with the negotiation and execution of this Agreement and related matters in an amount not to exceed $25,000.

                                     (e)     Other Expenses . The Company shall pay or reimburse Executive for up to $5,000 per year of the Employment Term for physical fitness and wellness expenses incurred by Executive.

                                     (f)     Accrued Vacation . At the Effective Time the Company shall pay to Executive the amount of his vacation pay which has accrued as of the Effective Time.

                        7.    Termination .

                                     (a)     Termination by Company for Cause or Without Cause . The Company may terminate Executive’s employment hereunder and (except as provided in this Section 7) all of the Company’s obligations hereunder, either for “Cause” or “Without Cause.” Such termination shall be effected by notice thereof delivered by the Company to Executive, and shall be effective as of the date of such notice. In the event that Executive is terminated by the Company for Cause, Executive shall be entitled to receive all Base Salary earned and accrued to the date of termination, but all other rights of Executive hereunder shall terminate as of the effective date of Executive’s termination, except as provided in Section 6(b) or as otherwise provided by law. Upon any termination or expiration of Executive’s employment, Executive, if requested by the Company, shall resign from the Boards of Directors of the Company.

                        In the event that Executive’s employment is terminated Without Cause prior to expiration of the Employment Term, (i) the Company shall pay to Executive within 14 days following the date of such employment termination, an aggregate amount equal to one (1) times the Executive’s Base Salary in effect on the date of the employment termination and the 2002 Bonus if Executive has not already been paid such bonus, and (ii) Executive shall be fully vested in all stock options granted pursuant to any Company stock option plan, this Agreement or any other agreement and Executive (or his successors) shall have (x) the full option term to exercise any such fully vested options that were granted to Executive prior to the Effective Time and (y) two years from the date of termination to exercise any such fully vested options granted to Executive after the Effective Time. All other rights of Executive hereunder shall terminate as of the date of Executive’s termination, except as provided in Sections 6(a) or 6(b) or (if applicable under its terms and without duplication of rights) Section 16 or as otherwise provided by law. As a condition to the receipt of the payments and benefits described in Section 6(b), Section 7 and Section 16, Executive shall be required to execute a release of all claims arising out of the Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation and by-laws or applicable law or claims for directors and officers’ insurance coverage. The obligation of the Company to provide the payments and benefits described in Section 6(b), Section 7 and Section 16 shall cease, and all unexercised stock options shall terminate, at such time as Executive materially breaches any of the provisions of Sections 8 or 9 of this Agreement.

                        As used herein, (i) “Cause” means (A) Executive’s conviction of a felony which constitutes a crime involving moral turpitude and results in harm to the Company or any of its Affiliates; or (B) a judicial determination that Executive has committed fraud, misappropriation or embezzlement against any person; or (C) Executive’s failure to comply with the material terms of this Agreement and/or Executive’s willful or gross and repeated neglect of duties hereunder, or willful or gross and repeated misconduct in the performance of such duties, in each instance so as to cause material harm to the Company or any of its Affiliates, determined in good faith by its Board of Directors and after written notice to Executive by the Board of Directors specifying the manner in which the Board of Directors believes that such failure, neglect or misconduct has occurred; and the failure by Executive to cure such failure, neglect or misconduct within thirty (30) days after written notice from the Board of Directors of the Company and, if requested by Executive within such 30-day period, after Executive has had the opportunity to meet and discuss such failure with such Board of Directors, and (ii) “Without Cause” means any termination of Executive’s employment (other than for Cause, resignation (other than resignation upon a Demotion or Company Default as defined below), expiration of the Employment Term or due to Total Disability or death), and shall include Executive’s resignation in connection with (y) a demotion from the office of Executive Chairman of the Board of Directors the Company (a “Demotion”) and (z) any material failure by the Company to comply with the terms of this Agreement after written notice by Executive to the Board of Directors of the Company specifying the manner in which Executive believes that such failure has occurred, and the failure by the Company to cure such failure within thirty (30) days after such written notice from Executive (a “Company Default”). Executive may resign in the event of a Demotion or Company Default, in which case Executive shall be entitled to the benefits to which he would be entitled had he been terminated by the Company Without Cause. For purposes of clarity, in no event shall Executive’s change in status and duties from Chief Executive Officer and President of the Company under the 2001 Agreement to Executive’s status and duties as Executive Chairman under this Agreement constitute a “Demotion” or “Company Default” or termination “Without Cause” hereunder (including without limitation for purposes of this Section 7(a) or Section 16(a)(ii) hereof).

                                     (b)     Executive’s Total Disability . In the event that Executive is terminated by the Company due to Executive’s Total Disability, Executive shall be entitled to receive all Base Salary earned and accrued to the date of termination plus Base Salary for a period of 12 months following the date of termination as and when the same would otherwise have been payable had Executive not been terminated, and the 2002 Bonus if Executive has not already been paid such bonus, but all other rights of Executive hereunder shall terminate as of the date of Executive’s termination, except as set forth in Sections 6(a) or 6(b) or otherwise provided by law. As used herein, “Total Disability” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Company and Executive (or, in the event that Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing the duties incident to Executive’s employment hereunder which has continued for a period of either (i) ninety (90) consecutive days in any 12-month period or (ii) one hundred eighty (180) total days in any 12-month period, and which is expected to be of permanent duration. Executive shall permit such physician to examine Executive from time to time prior to Executive’s being determined to be Totally Disabled, as reasonably requested by the Company, to determine whether Executive has suffered a Total Disability hereunder.

                                     (c)     Death . In the event that Executive dies during the Employment Term, Executive’s estate shall be entitled to receive all Base Salary earned and accrued to the date of death plus Base Salary for a period of 12 months following the date of death as and when the same would otherwise have been payable had Executive not died, and the 2002 Bonus if Executive has not already been paid such bonus, and any benefits payable under any then current life insurance policy provided to Executive by the Company, but all other rights of Executive hereunder shall terminate, except as set forth in Sections 6(a) or 6(b) or otherwise provided by law.

                                     (d)     Treatment of Options and Restricted Stock . If Executive’s employment hereunder is terminated for any reason, Executive’s rights and obligations with respect to any outstanding restricted stock or option grants shall be as set forth in the applicable grant document and plan governing such grant, except as expressly modified by this Agreement.

                                     (e)     Expiration of Term . In no event shall the expiration of the Employment Term or the voluntary or involuntary termination of Executive’s employment concurrent with the expiration of the Employment Term (collectively, the “Expiration of Employment”) constitute termination of the Executive Without Cause. In the event of the Expiration of Employment, (i) Executive shall be entitled to receive all Base Salary earned and accrued to the date of termination and (ii) Executive shall be fully vested in all stock options granted pursuant to any Company stock option plan, this Agreement or any other agreement and Executive (or his successors) shall have (x) the full option term to exercise any such fully vested options that were granted to Executive prior to the Effective Time and (y) two years from the date of termination to exercise any such fully vested options granted to Executive after the Effective Time. All other rights of Executive shall terminate as of the Expiration of Employment, except as provided in Sections 6(a) or 6(b) or (if applicable under its terms and without duplication of rights) Section 16 hereof or as otherwise provided by law.

                                     (f)     Resignation by Executive Prior to Expiration of Employment Term . Notwithstanding any provision to the contrary herein, it is expressly agreed that Executive may in his sole discretion resign and terminate the Employment Term upon thirty (30) days advance written notice to the Company. In the event that Executive resigns prior to expiration of the Employment Term, Executive shall be entitled to receive all Base Salary earned and accrued to the date of termination and the 2002 Bonus if Executive has not already been paid the 2002 Bonus, but all other rights of Executive shall terminate as of the effective date of Executive’s resignation, except as provided in Sections 6(a), 6(b) and 16 (if a Change in Control has occurred) or as otherwise provided by law.

                        8.    Protection of Confidential Information .

                                     (a)     Confidential Information . Executive acknowledges that his employment by the Company will, prior to and throughout the Employment Term, bring him into close contact with many confidential affairs of the Company and its Affiliates, including information concerning the Company’s finances and operating results, its markets, key personnel, operational methods and other business affairs and methods, technical data, computer software and other proprietary intellectual property, other information not readily available to the public, and plans for future developments relating thereto. Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Executive covenants and agrees that he will:

                                                  (i)   keep secret all confidential matters of the Company and its Affiliates known to him which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company and its Affiliates, wherever located, either during or after the Employment Term except with the Company’s prior written consent.

                                                  (ii)   promptly disclose to the Company, and that the Company will own all right, title and interest in, all inventions, computer software and other intellectual property (the “Intellectual Property”) which he conceives or develops during the course of his employment (excluding that which he conceives or develops without the use of the time, resources or facilities of the Company or its Affiliates and which does not relate to the past, present or prospective activities of the Company or its Affiliates), will affix appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property; and

                                                  (iii)   deliver promptly to the Company on termination of his employment by the Company, or at any other time the Company may so request, all memoranda, notes, records, reports, computer discs and other documents (and all copies thereof) relating to the business of the Company or its Affiliates which he obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company or its Affiliates and which he may then possess or have under his control or relating to the Intellectual Property; provided , however , that in the event of any dispute between the Company and Executive in relation to the termination of his employment by the Company, Executive may retain copies of the foregoing to be used solely in connection with any arbitration or judicial proceeding to resolve such dispute; provided further , however , Executive shall immediately upon the resolution of such dispute deliver all such retained copies to the Company.

                                     (b)     Non-Solicitation . During the Employment Term, and during any Restriction Period, Executive will not (i), directly or indirectly, engage in any activity in competition with the Company or its Affiliates or (ii) plan, or otherwise take, any preliminary steps, either alone or in concert with others, to set up or engage in any semiconductor manufacturing or designing in competition with the Company or its Affiliates. During the Employment Term and for two years after the termination of the Employment Term, Executive will not, either directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to the Company or its Affiliates to leave the Company or its Affiliates or work for anyone in competition with the Company or its Affiliates or solicit, entice or in any way divert any customer or supplier to do business with any business entity in competition with the Company or its Affiliates. In the event of termination of employment hereunder or the expiration of the Employment Term, during the Restriction Period, Executive will not accept any employment or engage in any activities competitive with the Company or its Affiliates, if the loyal and complete fulfillment of the duties of the competitive employment or activities would inherently call upon Executive to reveal Propriety Information to which Executive had access or learned during his employment with the Company or its Affiliates. As used herein, “Proprietary Information” shall mean information generally unavailable to the public that has been created, discovered, developed, or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information has material economic value or potential material economic value to the business in which the Company or any of its Affiliates is or will be engaged. Proprietary Information shall include, but not be limited to trade secrets, processes, formulas, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, all technical data, customer and supplier lists, and any modifications or enhancements thereto, programs, and information (whether or not necessarily in writing) which has actual or potential economic value to the Company or any of its Affiliates.

                                     (c)     Specific Remedy . If Executive commits a breach of any of the provisions of this Section 8, the Company and its Affiliates shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy to the Company and its Affiliates.

                                     (d)     Exception . The restrictions set forth in this Section 8 will in no event preclude Executive from working in the semiconductor industry and making use of his general knowledge of such industry after termination of employment hereunder or the expiration of the Employment Term, so long as Executive does not use or disclose any information of the Company in violation of this Section 8.

                        9.    Covenant Not to Compete .

                                     (a)     Covenant . (i) During the Employment Term, and upon termination of employment hereunder or the expiration of the Employment Term, during the Restriction Period, Executive will not directly or indirectly, engage in, represent in any way, be connected with, become employed by or have any interest in any business or activity competing in any manner with any businesses carried on by the Company or its Affiliates during Executive’s employment with the Company or its Affiliates and at the time of Executive’s termination, and (ii) during the Employment Term and for two years after the termination of employment hereunder or the expiration of the Employment Term, Executive will not solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or its Affiliates any individual who is, has agreed to be or within six months of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company or any of its Affiliates in a senior executive capacity. As used in this Agreement, “Restriction Period” means one year following the date of termination of employment hereunder or the expiration of the Employment Term.

                                     (b)     Specific Remedy . If Executive commits a breach of the provisions of Section 9(a), the Company and its Affiliates shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy to the Company and its Affiliates.

                                     (c)     Certain Definitions . For purposes of applying Sections 8 and 9 of this Agreement, during any Restriction Period, “in competition with”, “competitive with” or “competing” shall mean the provision of products or services to customers or markets intended to address the same needs as those products or services provided by the Company or its Affiliates at the time of Executive’s termination. For purposes of applying Sections 8 and 9 of this Agreement to any Restriction Period, “Affiliates” of the Company shall (i) be determined as of the earlier of the date of termination of Executive’s employment with the Company or Executive’s notice of resignation to the Company and (ii) include any subsidiary of the

Company, or any entity directly or indirectly controlled by the Company or any such subsidiary as of such date.

                                     (d)     Default on Obligations . In the event that the Company defaults on the making of any severance payment required to be made by Section 7 of this Agreement, Executive may give the Company notice of such default and of his intention to terminate the provisions of Sections 8(b) and 9(a) if such default has not been cured within sixty (60) days. If the Company fails to cure such default within such sixty-day period Executive’s obligations under Sections 8(b) and 9(a) shall terminate.

                                     (e)     Supersede Prior Provisions . The provisions of any other agreements between the parties concerning non-competition, non-solicitation and confidentiality obligations of Executive, including without limitation those contained in the Securities Purchase and Holders Agreement dated August 13, 1999, as amended, and the 2001 Agreement are hereby modified, amended, superseded and replaced by the provisions of Sections 8 and 9 hereof.

                        10.    Right of Indemnification . Notwithstanding any other provision of this Agreement (including those provisions which terminate Executive’s rights under this Agreement), the Company hereby agrees to indemnify Executive as an officer, director and representative of the Company and its affiliates to the fullest extent permitted under the laws of the State of Delaware, as the same now exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than provided by the laws of the State of Delaware prior to such amendment), in the event Executive is made a party or is threatened to be made a party to, or is involved in or called as a witness in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom. The Company agrees that such indemnification shall cover all expenses incurred by Executive (including, but not limited to, attorneys’ fees and expenses) and all liabilities and losses incurred by Executive in connection therewith. The right of indemnification contained herein shall survive the termination of this Agreement. In addition to the foregoing rights of indemnification, Executive shall be entitled to any greater or extended indemnification rights granted by the Company to any of its other officers, directors or agents in their capacity as such.

                        11.    Independence, Severability and Non-Exclusivity . Each of the rights and remedies enumerated in Sections 8(c) and 9(b) shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or its Affiliates under the law or in equity. If any of the provisions contained in Sections 8(a), 8(b) or 9(a) or if any of the rights or remedies enumerated in Sections 8(c) or 9(b) is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the provisions contained in Sections 8(a), 8(b) or 9(a) is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

                        12.    Assignment of Executive Benefits; Successors and Assigns . Absent the prior written consent of the Company, and subject to the laws of descent and distribution, Executive shall have no right to exchange, convert, encumber or dispose of the rights of Executive to receive benefits and payments under this Agreement, which payments, benefits and rights thereto are non-assignable and non-transferable. This Agreement shall inure to the benefit of and shall be binding upon the Company and Executive and, subject to the preceding sentence, their respective heirs, executors, personal representatives, successors and assigns. Nothing in this Section 12, however, shall prevent Executive from making assignments or transfers for purposes of personal estate planning.

                        13.    Notices . All notices hereunder shall be given in writing by personal delivery or by registered or certified mail addressed to the Company at its principal place of business and to Executive at his residence address as then listed in the Company’s records.

                        14.    Arbitration . Except in the enforcement of Sections 8 and 9 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon such award rendered by the arbitrators(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Dallas, Texas unless another location shall be mutually agreed to by the parties at the time of arbitration. In any dispute between the parties as to which Executive is sustained on the claim(s) by or against him, the Company shall pay all legal fees and other related expenses incurred by Executive in connection with the dispute over such claim(s). If more than one claim is involved in any dispute and if Executive is sustained as to one or more of such claims but not as to all of such claims, there shall be a reasonable allocation of applicable expenses. The Company will reimburse Executive for those legal expenses and other related expenses determined by the arbitrator(s) or by the consent of the parties to be allocable to the claim or claims as to which Executive is upheld.

                        15.    General .

                                     (a)     Governing Law . This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

                                     (b)     Captions . The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                                     (c)     Effectiveness and Entire Agreement . The 2001 Agreement shall remain in full force and effect until the Effective Time. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and when it becomes effective it shall supersede all prior agreements, arrangements and understandings, written or oral, between the parties including without limitation the 2001 Agreement and the Employment Agreement by and between Executive and the Company, dated August 7, 1999. This Agreement shall only become effective at the Effective Time and, notwithstanding anything to the contrary herein, if the closing of the Merger does not occur and the Merger Agreement is terminated, this Agreement shall be null and void ab initio and of no further legal force or effect and the 2001 Agreement shall remain in full force and effect.

                                     (d)     No Other Representations . No representation, promise or inducement has been made by any party hereto that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                                     (e)     Amendments; Waivers . This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                                     (f)     Consent to Jurisdiction . The Company and Executive agree that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, may be brought in the state or federal courts located in New York, New York. By execution and delivery of this Agreement, each of the Company and Executive irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his or its address referred to herein. The Company and Executive hereby irrevocably waive any objection which he or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waive and agree, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

                        16.    Changes in Control .

                                     (a)    (i)   In the event of a Change in Control, an amount equal to three (3) times (x) the Executive’s Base Salary in effect on the date of employment termination plus (y) if a Change in Control occurs during calendar year 2002, the 2002 Bonus, will be paid to Executive in lieu of the amount otherwise owing under Section 7, in a lump sum within fourteen (14) days after such Change in Control, if Executive’s employment with the Company is terminated by the Company or Executive in connection with such Change in Control. For purposes of this Section 16(a)(i), if Executive notifies the Company of his resignation within ninety (90) days after any Change in Control, he shall be entitled to payment of the lump sum described in the preceding sentence within fourteen (14) days after the later of such Change in Control or the Company’s receipt of Executive’s notice of resignation.

                                                  (ii)   In the event that Executive resigns within thirty (30) days of a Demotion that occurs in connection with a significant acquisition or business combination transaction (whether by way of merger, consolidation or otherwise) after the Merger that does not result in a Change in Control, an amount equal to three (3) times (i) the Executive’s Base Salary in effect on the date of employment termination plus (ii) if such a transaction occurs during calendar year 2002, the 2002 Bonus, will be paid to Executive in lieu of the amount otherwise owing under the second paragraph of Section 7(a) as follows: one-third within 14 days of termination; one-third on the first anniversary of termination and one third on the second anniversary of termination.

                                                   (iii)   In the event that Executive is entitled to receive severance payments under Section 16(a), (A) Executive shall be fully vested in all stock options granted pursuant to any Company stock option plan, this Agreement or any other agreement and Executive (or his successors) shall have (x) the full option term to exercise any such fully vested options that were granted to Executive prior to the Effective Time and (y) two years from the date of termination to exercise any such fully vested options granted to Executive after the Effective Time, and (B) Executive and his Spouse and dependents shall be entitled to continue to participate in the Group Insurance Plans for a period of 12 months following the date of Executive’s termination of employment, and thereafter Executive shall continue to have the rights set forth in Section 6(b) hereof.

                                     (b)    As used herein, (x) prior to the repayment, repurchase, reduction or defeasance of all of the outstanding Senior Subordinated Notes issued by the Company under the Indenture, dated August 13, 1999 between the Company and United States Trust Company of New York, as Trustee, as amended from time to time (the “Indenture”), “Change in Control” shall have the meaning set forth in the Indenture and (y) after the repayment, redemption or defeasance of all of the outstanding Senior Subordinated Notes issued by the Company under the Indenture, “Change in Control” shall mean:

                                                  (i)   the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more transactions, of all or substantially all of the assets of the Company or its affiliates to any person or group (as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934);

                                                  (ii)   The consummation of any transaction or transactions (including, without limitation, any merger or consolidation) the result of which is that any person or group (as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934), other than Citicorp Venture Capital Ltd. (“CVC”), CCT Partners VI, LP (“CCT”) and their affiliates, becomes the beneficial owner, directly or indirectly, of more (A) than 50% of the voting stock of the Company or (B) of the common stock of the Company than CVC, CCT and their affiliates; or

                                                  (iii)   The adoption of a plan relating to the liquidation or dissolution of the Company.

                                     (c)     Parachute Payments .

                                                  (i)    Tax Restoration Payment . In the event it is determined that any payment, benefit or distribution made under Section 16(a) of this Agreement to or for the benefit of Executive by the Company, any person who acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person (the “Total Payments”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Tax Restoration Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Tax Restoration Payment, Executive retains an amount of the Tax Restoration Payment equal to the Excise Tax imposed upon the Total Payments.

                                                  (ii)    Determination by Accountant . All mathematical determinations and determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code), in each case which determinations are required to be made under this Section 16, including whether a Tax Restoration Payment is required, the amount of such Tax Restoration Payment, and amounts relevant to the last sentence of this Section 16, shall be made by an independent accounting firm selected by Executive from among the largest five accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide to the Company and to Executive its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Tax Restoration Payment and any other relevant matter, within ten (10) days after termination of Executive’s employment, if applicable, or at such earlier time following termination of employment as is requested by Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return. If a Tax Restoration Payment is determined to be payable, it shall be paid to Executive within ten (10) days after the Determination is delivered to the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error.

As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Restoration Payments not made by the Company and members of the Company should have been made (“Underpayment”), or that Tax Restoration Payments will have been made by the Company and members of the Company that should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (1) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 16(c), which is to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount that is less than the Overpayment.

                        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 10th day of May, 2002.

INTERSIL CORPORATION
By:	/s/ Stephen M. Moran

Name: Stephen M. Moran Title: Vice President

/s/ Gregory L. Williams

Gregory L. Williams